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                                                                     EXHIBIT 8.3

       (212) 922-2200                                                 2375.20045


January 10, 2002

Teekay Shipping Corporation
TK House, Bayside Executive Park
West Bay and Blake Road
P.O. Box AP-59213
Nassau, Commonwealth of the Bahamas


Dear Sirs:

TEEKAY SHIPPING CORPORATION, REGISTRATION STATEMENT ON FORM F-4

         We have acted as special counsel for Teekay Shipping Corporation, a Marshall Islands corporation (the "Company") on matters of Marshall Islands law in connection with the Registration Statement on Form F-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, in connection with the exchange offering by the Company of an aggregate principal amount of $100,000,000 of the Company's 8.875% Senior Notes due 2011 (the "Notes"). The Notes are being issued under the first supplemental indenture dated as of December 6, 2001, to the indenture dated as of June 22, 2001 (collectively, the "Indenture") between the Company and The Bank of New York Trust Company (formerly U.S. Trust Company of Texas, N.A.), as trustee.

         As such counsel, we have examined the Registration Statement and such other papers, documents and certificates of public officials and certificates of officers of the Company and its subsidiaries as we have deemed relevant and necessary as the basis for the opinions hereafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

         This opinion is limited to the law of the Republic of The Marshall Islands. Insofar as Marshall Islands law is involved in the rendering of this opinion, we have relied on opinions of counsel in the Marshall Islands rendered in transactions which we consider to be sufficiently similar to those contemplated by the Registration Statement in order to afford a satisfactory basis for such opinion, and upon our independent examinations of the Associations Law of the Republic of the Marshall Islands and our knowledge and interpretation of analogous laws of the United States.


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         Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that the statements in the Prospectus under the caption "Taxation of Teekay - Marshall Islands Taxation" insofar as such statements constitute summaries of the legal matters, documents or proceedings referred to therein, fairly present the information expected to be relevant to the holders of the Notes offered pursuant to the Prospectus, and fairly summarize the matters referred to therein.

         We consent to the reference of our Firm under the captions "Taxation of Teekay - Marshall Islands Taxation" and "Legal Matters" in the Registration Statement and the related Prospectus, and to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

         This opinion is solely for the benefit of and may be relied upon by the Company. This opinion may not be relied upon by any other person or entity without the prior written approval of the undersigned.

Very truly yours,


/s/ Watson, Farley & Williams
WATSON, FARLEY & WILLIAMS